EXHIBIT A


                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                             OF COMDIAL CORPORATION


      The following Second Amended and Restated Certificate of Incorporation:
(i) amends and restates the provisions of the Amended and Restated Certificate of Incorporation of Comdial Corporaiton (the "Corporation"), filed with the Secretary of State of the State of Delaware under the same name on August 27, 2002, and (ii) has been duly proposed by the board of directors of the Corporation and duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the same name on April 6, 1982.


                                ARTICLE 1 - NAME

      The name of the Corporation is:

                               COMDIAL CORPORATION


                               ARTICLE 2 - PURPOSE

      The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                            ARTICLE 3 - CAPITAL STOCK

      The aggregate number of shares of capital stock which the corporation has the authority to issue is Five Hundred Two Million (502,000,000), which is divided into two classes as follows:

      Two Million (2,000,000) shares of Preferred Stock (Preferred Stock) with a par value of $10.00 per share, One Million (1,000,000) of which shall be a series designated as Series B Alternate Rate Cumulative Convertible Redeemable Preferred Stock, and

      Five Hundred Million (500,000,000) share of Common Stock (Common Stock) with a par value of $0.01 per share.

      The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

                        I.   Preferred Stock

      (1) Issuance in Series.

      Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the board of directors may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates for which dividends thereon may be cumulative. All series will rank equally and be identical in all respects except as permitted by the following provisions of paragraph 2 of this Division I.

      (2) Authority of the Board with Respect to Series.

      The board of directors is authorized, at any time and from time to time, to provide for the issuance of the shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto including, but not limited to, determination of any of the following:

           (i) The number of shares constituting that series and the distinctive designation of that series;

           (ii) The dividend rate or rates on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, the payment date or dates for dividends and the relative rights of priority, if any, of payment of dividends on shares of that series;

           (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

           (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

           (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including that date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;


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           (vi) Whether that series shall have a sinking or retirement fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking or retirement fund;

           (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

           (viii) Any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and are not inconsistent with the provisions of this Certificate of Incorporation.

      (3) Dividends.

      Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment in accordance with their respective preferential and relative rights before any dividends shall be paid or declared and set apart for payment on the outstanding shares of Common Stock with respect to the same dividend period.

      (4) Liquidation.

      If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential and relative amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

      (5) Reacquired Shares.

      Shares of Preferred Stock which have been issued and reacquired in any manner by the corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

      (6) Voting Rights.

      Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the board of directors creating any series of Preferred Stock pursuant to this Division I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled


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


to more than one vote in respect of each share of stock except as may be required by law or by this Certificate of Incorporation.


                        II. Series B Alternate Rate Cumulative Convertible Redeemable Preferred Stock

      (1) Designation and Amount.

      The shares of such series shall be designated as the "Series B Alternate Rate Cumulative Convertible Redeemable Preferred Stock" (hereinafter "Series B Preferred Stock") and the number of shares constituting such series shall be 1,000,000 and no more.

      (2) Dividends and Distributions.

         (a) Subject to paragraph (b) of this Section 2, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for the payment of dividends, quarterly dividends per share payable in cash in the following amounts: $0.125 on the last day of March, $0.125 on the last day of June, $0.125 on the last day of September, and $0.125 on the last day of December in each year (each such date being referred to as a "Quarterly Dividend Payment Date") commencing on the first Quarterly Dividend Payment Date which is after the date of issue of such shares of Series B Preferred Stock; provided, however, that with respect to such first Quarterly Dividend Payment Date, the holders of shares of Series B Preferred Stock shall be entitled pursuant to this paragraph (a) to receive the pro rata portion of such quarterly dividend on the basis of the number of days elapsed between the date of issue and the first Quarterly Dividend Payment Date. Such dividends shall be cumulative and shall accrue from the date of issue until paid in cash.

         (b) Alternatively, in lieu of paying a dividend on the Series B Preferred Stock in cash, the Company shall have the option of paying any such dividend, when paid, in shares of the Company's Common Stock at a rate equal to two times the cash dividend rate provided in Section 2(a) above, and in any such case the value of shares of Common Stock paid as a dividend on the Series B Preferred Stock shall be determined as provided for in the following paragraphs:

      If the Company elects to issue the dividend in shares of Common Stock rather than cash, the Company shall issue the holder the number of shares of Common Stock having an aggregate Current Market Value equal to two times the amount of the dividend payable to the holder had the Company elected that the dividend be paid in cash, provided, however, the Company may not elect to issue dividends in shares of Common Stock if such issuance would result in the holders of Series B Preferred Stock owning an amount of the outstanding common stock of the Company on an as-converted basis that


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


would require the Company to obtain stockholder approval under NASDAQ Rule 4350(i). The "Current Market Value" for a share of the Common Stock shall be determined as follows:

                (i) if the Common Stock shall be listed (or admitted to unlisted trading privileges) on any single national securities exchange, then the Current Market Value shall be computed on the basis of the last reported sale price of the Common Stock on such exchange on the third Business Day prior to the Quarterly Dividend Payment Date, or if no such sale shall have occurred on such day, then on the next Business Day prior thereto on which day a sale occurred; or

                (ii) if the Common Stock shall not be so listed (or admitted to unlisted trading privileges) and bid and asked prices therefor in the over-the-counter market shall be reported by NASDAQ, including the Nasdaq National Market and the Nasdaq SmallCap Market, then the Current Market Value shall be the average of the closing bid and asked prices for the five trading days ending on the third Business Day prior to the Quarterly Dividend Payment Date; or

                (iii) if the Common Stock shall be listed (or admitted to unlisted trading privileges) on more than one national securities exchange or one or more national securities exchanges and in the over-the-counter market, then the Current Market Value shall, if different as a result of calculation under the applicable method(s) described above in (i) and (ii) above, be deemed to be the higher number calculated in connection therewith; or

                (iv) if the shares of Common Stock are traded over the counter, but not on any national securities exchange and not in the NASDAQ National Market System or the Nasdaq SmallCap Market System, then the Current Market Value shall be the average of the mean bid and asked prices per share for the five trading days ending on the third Business Day prior to the Quarterly Dividend Payment Date, as reported by Pink Sheets LLC, or an equivalent generally accepted reporting service; or

                (v) if the Common Stock shall not be so listed, admitted to unlisted trading privileges, or traded over the counter, and such bid and asked prices shall not be so reported, then the Current Market Value shall be the average of the mean bid and asked prices per share for the last ten trading days on which bid and asked prices were reported prior to the third Business Day prior to the Quarterly Dividend Payment Date.

      The Company shall not be required to issue fractional shares of Common Stock in connection with its election to pay the dividend in shares of Common Stock. If any fraction of a share of Common Stock would be issuable upon the payment of the dividend (or any specified portion thereof), the Company shall pay an amount in cash equal to the product of (a) such fraction and (b) the Current Market Value of a share of the Common Stock, determined as set forth above.

           (c) Dividends paid on shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such


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


shares shall be allocated pro rata on a share-by-share basis to all such shares of Series B Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payments of a dividend declared thereon, which record date shall be no more than 60 days nor less than ten days prior to the date fixed for the payment thereof.

           (d) The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designation of Series B Alternate Rate Cumulative Convertible Redeemable Preferred Stock.

      (3) Required Approval.

      The shares of Series B Preferred Stock shall not have any voting powers, either general or special, except as required by applicable law and shall have approval rights as follows:

           (a) Without the approval of the holders of at least 67% of the shares of Series B Preferred Stock at the time outstanding, the Company shall not amend its Certificate of Incorporation to, adopt a certificate of designation to, or otherwise (i) create any class of stock or issue any series of Preferred Stock or any other equity security ranking prior to or in parity with the Series B Preferred Stock as to dividends or upon liquidation; provided, however, that such approval shall not be required if the creation or issuance of the class or series of equity securities ranking prior to or in parity with the Series B Preferred Stock as to dividends or upon liquidation is created or issued in an Approved Transaction, as defined in Section 8 herein; or (ii) alter or change any of the preferences, privileges, rights or powers of the holders of the Series B Preferred Stock so as to affect adversely such preferences, privileges, rights or powers.

           (b) In the event that any four consecutive quarterly dividends upon the Series B Preferred Stock which the holders of the Series B Preferred Stock are entitled to receive hereunder shall be in arrears and unpaid either in cash or in-kind, the holders of Series B Preferred Stock shall have the exclusive and special right, voting separately as a class, to elect two (2) members of the Board of Directors or such greater number of members as is necessary to equal at least 20% of the total number of members of the Board of Directors at all times thereafter.

      (4) Certain Restrictions.

      Whenever quarterly dividends payable on shares of Series B Preferred Stock pursuant to the terms of Section 2 are in arrears, then thereafter and until all accrued and unpaid dividends on shares of Series B Preferred Stock outstanding shall have been paid in full or declared and set apart for payment, the Company shall not declare or pay dividends on, or make any other distributions on any shares of any series or class other than Series B Preferred Stock or purchase, redeem or otherwise acquire any shares of any series or class other than Series B Preferred Stock; provided, however, that such


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


restrictions shall be deemed to be waived by the holders of the outstanding shares of the Series B Preferred Stock if the declaration or payment of dividends or distributions, or the repurchase, redemption or other acquisition, is with regard to a series or class of capital stock issued in an Approved Transaction.

      (5) Redemption.

           (a) The outstanding shares of Series B Preferred Stock may be redeemed at the option of the Company, in whole or in part, at any time upon not less than 30 days nor more than 90 days prior written notice to all holders of record of shares of Series B Preferred Stock to be so redeemed, at a redemption price equal to all accumulated but unpaid dividends to and including the date fixed for redemption of such shares (the "Redemption Date") plus an amount (the "Applicable Amount") equal to (i) during the four calendar years after the year of issuance of the Series B Preferred Stock, $10.00 per share or (ii) during each calendar year after the fourth year, an amount equal to the Applicable Amount in the preceding year plus $0.50 per share; provided that the redemption price per share for any transaction which results in the total number of shares of Series B Preferred Stock that have been redeemed (including the shares redeemed in such transaction) equaling at least ten percent (10%) of the total number of shares of Series B Preferred Stock which were originally issued, and for all subsequent transactions, shall be the same price as was in effect during the year preceding the transaction which results in the redemption of at least ten percent (10%) of the originally issued Series B Preferred Stock. Subject to delivery of certificates for the shares to be redeemed, the Company shall pay the Applicable Amount plus all accumulated but unpaid dividends on the Redemption Date.

           (b) Unless default shall be made in the payment in full of the redemption price and any accumulated and unpaid dividends, dividends on the shares of Series B Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and al1 rights of the holders of such shares as stockholders of the Company by reason of the ownership of such shares shall cease on the Redemption Date, except the right to receive the amount payable upon redemption of such shares on presentation and surrender of the respective certificates representing such shares. After the Redemption Date, such shares shall not be deemed to be outstanding and shall not be transferable on the books of the Company except to the Company.

           (c) At any time on or after the Redemption Date, the respective holders of record of shares of Series B Preferred Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Company of certificates for the shares to be redeemed, such certificates, if required by the Company, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of transfer thereof duly executed in blank.


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


      (6) Liquidation, Dissolution or Winding-Up.

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any other class or series of capital stock of the Company, an amount equal to $10.00 per share plus an amount equal to all dividends accrued thereon to and including the date of payment; provided, however, the holders of the Series B Preferred Stock shall be deemed to have waived such priority of payment with regard to another class or series of capital stock issued in an Approved Transaction.

(7) Conversion.

           (a) Conversion Ratio. Each share of Series B Preferred Stock shall be convertible at any time at the option of the holder thereof, into shares of Common Stock. Subject to the other terms of this Section 7, the number of shares of Common Stock deliverable upon conversion of one share of Series B Preferred Stock shall be one and one-half (1.5) shares of Common Stock, provided, however, in the event that while shares of Series B Preferred Stock are held by Bank of America, N.A. or a nominee thereof the Company issues new shares of equity securities to investors for new funding and a portion of the proceeds is used to make a reduction in the outstanding principal amount of the Company's Term Loan, the conversion ratio shall be adjusted as follows:


          Term Loan                     Conversion                 Pre Conversion                 No. Shares
           Paydown                         Ratio                       Equity                      Of Common

              $0                           1.5:1                       16.30%                        1,500,000
         $1.0 million                      1.4:1                       15.22%                        1,400,000
         $1.5 million                      1.3:1                       14.13%                        1,300,000
         $2.0 million                      1.2:1                       13.04%                        1,200,000
         $2.5 million                      1.0:1                       10.87%                        1,000,000
         $3.0 million                      0.5:1                        5.43%                          500,000



For the purposes of this Section 7(a), the "Term Loan" shall mean the term loan payable to Bank of America, N.A. in the original principal amount of $4,903,874.69, due March 31, 2003, evidenced by a Term Loan Note dated March 6, 2002, as such term loan note may be amended, modified, renewed or replaced.

           (b) Exercise of Conversion Privilege. Each holder of outstanding shares of Series B Preferred Stock may exercise the conversion right provided in paragraph (a) above as to all or any portion of the shares he holds by delivering to the Company during regular business hours, at the principal office of the Company or at such


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other place as may be designated in writing by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Company (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security or other tax identification number) in which the certificate or certificates for shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date (the "Conversion Date") when such delivery is made. As promptly as practicable thereafter the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of shares of Common Stock to which he is entitled and a check or other order for the payment of cash due with respect to any fraction of a share, as provided in paragraph (c) below. The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a shareholder of record on the Conversion Date, unless the transfer books of the Company are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open; but the Conversion Price shall be that in effect on the Conversion Date.

           (c) No Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon conversion, the Company shall make an adjustment therefor in cash based on the Current Market Value of one share of Common Stock on the Conversion Date. The "Current Market Value" for purposes of this paragraph shall be determined as set forth in Section 2(b), except that each reference to "Quarterly Dividend Payment Date" in Section 2(b) shall mean "Conversion Date" for purposes of this paragraph.

           (d) Taxes Payable on Conversion. The issuance of shares of Common Stock on conversion of outstanding shares of Series B Preferred Stock shall be made by the Company without charge for expenses or for any tax in respect of the issuance of such shares of Common Stock, but the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the holder of record on the books of the Company of the outstanding shares of Series B Preferred Stock converted, and the Company shall not be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

           (e) Conversion Price Adjustments. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:


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                (i) (A) If the Company shall issue any Additional Stock (as defined below) without consideration or for a consideration per share that is less than the Market Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price shall forthwith (except as otherwise provided in this clause (i)) be adjusted as to equal the price determined by the following formula:

           NP =    OP   x  (P x N) + C
                           ------------
                           (P x (N + n))
where

           NP =     new Conversion Price,

           OP =     old Conversion Price,

           P  =     Market Price in effect immediately prior to the issuance
                    of Additional Stock,

           N  =     the number of shares of Common Stock outstanding
                    immediately prior to the issuance of Additional Stock
                    (including for this purpose the number of shares of Common
                    Stock issuable upon conversion of the Series B Preferred
                    Stock at the Conversion Price in effect immediately prior to such issuance),

           C = the aggregate consideration to be received by the Company for the Additional Stock, and

           n =      the number of shares of Additional Stock to be issued.

      The "Market Price" shall mean the Current Market Value as defined in
Section 2(b) hereof, with the date of measurement under sub-clauses (i) to and including (v) of Section 2(b) being, for the purposes of this Section 7(e), the third Business Day prior to the Issuance Date of such Additional Stock rather than the third Business Day prior to the Quarterly Dividend Payment Date.

                     (B) No adjustment of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are thereby not required to be made shall be carried forward and shall be taken into account in any subsequent adjustment. Except to the limited extent provided for in Subsection 7(e)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Subsection 7(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                     (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts , commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.


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                     (D) In the case of the issuance of the Common Stock for a
consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                     (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                          (1) subject to subparagraph (4) below, the aggregate
maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections 7(e)(i)(C) and 7(e)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the additional consideration, if any, to be received by the Company upon the exercise of such options or rights for the Common Stock covered thereby;

                          (2) subject to subparagraph (4) below, the aggregate
maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and the subsequent conversion or exchange thereof shall be deemed to have been issued at the time such convertible or exchangeable securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such convertible or exchangeable securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsections 7(e)(i)(C) and 7(e)(i)(D));

                          (3) in the event of any increase in the number shares
of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such options, rights or securities not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common


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Stock upon the exercise of any such options or rights or the conversion or exchange of such securities; and

                          (4) upon the expiration of any such options or rights,
the termination of any such right s to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection 7(e)(i)(E)) on any date ("Issuance Date"), other than:

                     (A) Common Stock issued pursuant to a transaction described in Subsection 7(e)(iii) hereof,

                     (B) Common Stock issuable or issued to directors, employees or consultants of the Company directly or pursuant to a stock option or other plan,

                     (C) Common Stock issued or issuable upon conversion of any outstanding Series B Preferred Stock, and

                     (D) Common Stock issued in an Approved Transaction.

                (iii) If the Company should at any time or from time to time after the Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                (iv) If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination or reverse stock split of the outstanding shares of Common Stock, then, following the record date of such


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


combination or reverse stock split, the applicable Conversion Price of the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                (v) In case of any consolidation or merger of the Company with or into another corporation or the conveyance of all or substantially all of the assets of the Company to another corporation, adequate provision shall be made by the Company or by the successor or purchasing business entity so that each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Preferred Stock immediately before the effectiveness of such consolidation, merger or conveyance, would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to changes in and other adjustment of the Conversion Price of the Series B Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

           (f) Other Distributions. If the Company shall declare a distribution payable to holders of Common Stock in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 7(e) (iii), then, in each such case for the purpose of this Subsection 7(f), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

           (g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger, sale of assets or other transaction provided for elsewhere in this Section 7), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion immediately before the effectiveness of such recapitalization would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.


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


           (h) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

           (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred Stock pursuant to this Section 7, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock, by first class mail, postage prepaid, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement setting forth (A) the consideration received or to be received by the Company for any Additional Stock, (B) the Conversion Price then in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred Stock.

           (j) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

           (k) Notices. Any notice required by the provisions of this Section 7 to be given to the holder of shares of Series B Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

           (l) Effect of Conversion After Certain Record Dates. If any shares of Series B Preferred Stock are converted into shares of Common Stock after the record date for the happening of any of the events described in subparagraphs
(i), (ii) or (iii) of Section 7(e) but before the happening of such event the Company may defer, until the happening of such event, (i) issuing to the holder of shares of Series B Preferred Stock so converted the shares of Common Stock which he is entitled to receive because of the adjustments required pursuant to any such subparagraph and (ii) paying to such holder any cash in lieu of a fractional share pursuant to this Section 7.

           (m) Reservation of Stock Issuable on Conversion. Shares of Common Stock issued on conversion of shares of Series B Preferred Stock shall be issued as fully paid shares and shall be nonassessable by the Company. The Company shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding shares of Series B Preferred Stock such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all of the outstanding shares of Series B Preferred Stock.

      (8) APPROVED TRANSACTIONS.

      As used in Sections 3, 4, 6 and 7 of this Certificate, the term "Approved Transaction" shall mean any transaction entered into by the Company which results in the issuance of shares of the Company's capital stock (or securities convertible into or exchangeable or exercisable for shares of capital stock) to a third party so long as such transaction shall have been approved or consented to, in either case in writing, by a majority of the holders of the outstanding shares of Series B Preferred Stock. The approval of or consent to such transaction shall be deemed to have been given by such holders of a majority of the Series B Preferred Stock if such holders shall have received a Third Party Opinion customary in form and substance that the transaction is fair to the Company from a financial point of view not less than five business days prior to the closing of such transaction. The term "Third Party Opinion" shall mean a fairness opinion addressed to the Company's Board of Directors and the holders of a majority of the Series B Preferred Stock from a nationally recognized investment banking firm selected by the Company which selection shall be subject to the approval of the holders of a majority of the Series B Preferred Stock.

      (9) Transfer Restrictions.

      The holder of any shares of Series B Preferred Stock shall not transfer or purport to transfer any such shares unless he shall have given to the Company, through its Secretary, at least fifteen (15) business days' written notice of the proposed transfer, the number of shares proposed to be transferred, the price at which the proposed transfer is to be made, and the name of the prospective transferee. During such fifteen (15) business days, the Company shall have the sole option to exercise its right of redemption consistent with the terms of Section 5 of this Certificate.


                        III. Common Stock

      (1) Dividends.

      Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

      (2) Liquidation.

      In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The board of directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporations, trust or other entity, or combination thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

      (3) Voting Rights.

      Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him of record on the books of the corporation on all matters voted upon by the stockholders.

                              ARTICLE 4 - EXISTENCE

      The corporation is to have perpetual existence.

                         ARTICLE 5 - AMENDMENT OF BYLAWS

      In furtherance and not in limitation of the powers conferred by statute, the board of directors is authorized to adopt, amend and repeal the Bylaws of this corporation.

                              ARTICLE 6 - DIRECTORS

           (a) The number of directors of the corporation shall be fixed from time to time in the manner set for the in the Bylaws.

           (b) The board of directors shall be divided into three classes, Class A, Class B, and Class C, with each class as nearly equal in number as possible. Any inequality among the classes in the number of directors comprising such classes shall not impair the validity of any action taken by the board of directors. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Directors in office on the effective date of this Restated Certificate of Incorporation will continue to serve in the class to which they were elected or appointed and for the balance of their respective terms as they existed immediately prior to the effective date of this Restated Certificate of Incorporation.

           (c) In the event of any increase or decrease in the authorized number of directors, each director then serving shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her term, or his or her prior death, retirement or resignation.

           (d) Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and the directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

           (e) Vacancies in more than one class of directors shall be filled, and newly created or eliminated directorships shall be apportioned among the three classes of directors, so that the number of directors in each class will be as nearly equal as possible.

              ARTICLE 7 - AMENDMENT OF CERTIFICATE OF INCORPORATION

           The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

              ARTICLE 8 - COMPROMISE OR ARRANGEMENT WITH CREDITORS

           Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provision of 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                     ARTICLE 9 - REGISTERED OFFICE AND AGENT

      The address of the registered office of this corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, county of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

               ARTICLE 10 - DIRECTOR'S LIABILITY; INDEMNIFICATION

      No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director occurring on or after May 14, 1987; provided, however, that the foregoing provision shall not eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director of the corporation in respect of any acts or omissions occurring prior to such repeal or modification, or any such limitation existing at the time of such repeal or modification.

      IN WITNESS WHEREOF, executed in the name of Comdial Corporation by its President and its Secretary, who declare, affirm, acknowledge and certify under penalties of perjury, that this their free act and deed and the facts restated herein are true.

Dated:  ___________, 2002                  COMDIAL CORPORATION


                                           By:
                                              ----------------------------------
                                               Nickolas A. Branica, President

ATTEST:



-------------------------------
Paul K. Suijk, Secretary

(Corporate Seal)


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